Exhibit 99.1

Contacts:

Pamela G. Boone	Al Palombo
SYNERGETICS USA, INC.	Cameron Associates
Chief Financial Officer	Investor Relations
(636) 939-5100	(212) 554-5488
investorinfo@synergeticsusa.com	al@cameronassoc.com
SYNERGETICS USA REPORTS FISCAL 2009 SECOND QUARTER RESULTS
Company Delivers a 17.3% Increase in Revenue Over the Same Quarter Last Year, with a 17.2%
Increase Over the First 6 Months
O’FALLON, MO, March 16, 2009 — Synergetics USA, Inc. (NASDAQ: SURG), a leading medical device company that designs, manufactures, and markets innovative microsurgical instruments and other devices, today announced its financial results for the second fiscal quarter ended February 3, 2009.
For the second quarter of fiscal 2009, the Company realized revenue of $13.7 million compared to $11.6 million in the corresponding fiscal 2008 period, an increase of approximately 17.3%. Net income for the 2009 second quarter increased to $389,000, or $0.02 per share, as compared to a net loss of $54,000 for the comparable 2008 quarter.
Cash and cash equivalents at February 3, 2009, totaled $349,000, a decrease of approximately $151,000 as compared to July 31, 2008. The Company had a working capital surplus of approximately $13.4 million at the end of the second fiscal 2009 quarter, compared to a surplus of approximately $12.7 million as of July 31, 2008. The Company’s long term liabilities were $9.4 million at the end of the fiscal 2009 second quarter, an 8.0% reduction compared to approximately $10.2 million at the end of fiscal 2008. Stockholders’ equity as of February 3, 2009 increased to approximately $37.5 million as compared to $36.4 million at the end of fiscal 2008. The Company reports that its borrowing availability was $4.4 million under its various lines of credit as of February 3, 2009.
Second Quarter Fiscal 2009 Background Financial Information:
•	Ophthalmic sales grew 8.8% in the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008. Domestic ophthalmic sales decreased 2.5%, while international sales increased by 31.5%. Additionally, the Company expects that the VitraTM laser and the initial shipments of the SupraTM laser, which shipments commenced in the second quarter of fiscal 2009, will have positive impacts on net sales for the remainder of fiscal 2009.

•	Neurosurgery sales growth for the three months ended February 3, 2009, increased 14.9% as compared to the three months ended January 31, 2008. Domestic neurosurgery sales increased 10.9% due to higher disposable sales, partially offset by weaker capital equipment sales. International sales increased 30.8%. The Company expects that sales of its neurosurgical disposables will continue to have a positive impact on net sales for the remainder of fiscal 2009.

•	OEM sales during the second fiscal quarter of 2009 increased 86.6% compared to the second fiscal quarter of 2008. Sales to Codman increased 26.2% compared to the second fiscal quarter of 2008. Sales to Stryker of the new generator have positively impacted revenue for the current fiscal quarter and are expected to continue this trend for the remainder of fiscal 2009 and fiscal 2010. Sales to Iridex Corporation of $129,000 added to the OEM sales growth.

•	Operating income increased by $674,000 to $907,000 for the second quarter of fiscal 2009, from $233,000 for the same period in fiscal 2008.

•	Net income increased by $443,000 to $389,000 for the second quarter of fiscal 2009, from a $54,000 loss for the same period in fiscal 2008. Basic and diluted earnings per share for the second quarter of fiscal 2009 increased to $0.02 from $0.00 for the second quarter of fiscal 2008.
Six Months Ended February 3, 2009 Background Financial Information:
•	The Company reported an increase of approximately 17.2% in revenue as compared to the same period last year, driven primarily by a 12.3% increase in ophthalmology sales, a 13.4% increase in neurosurgery sales and a 62.5% increase in OEM sales.

•	Domestic sales for the first six months of fiscal 2009 compared to the same period of fiscal 2008 increased 12.4% as sales of domestic ophthalmology have increased due to higher capital equipment and disposable sales. Sales of domestic neurosurgery have increased primarily due to higher disposable sales partially offset by weaker capital equipment sales. Both the ophthalmology and neurosurgery product lines contributed to the international sales growth of 29.4% for the first six months of fiscal 2009 compared to the first six months of fiscal 2008.

•	Operating income increased by $1.1 million to $2.1 million for the first six months of fiscal 2009, from $1.0 million for the same period in fiscal 2008.

•	Net income increased by $708,000 to $1.1 million for the first six months of fiscal 2009, from $343,000 for the same period in fiscal 2008. Basic and diluted earnings per share for the first six months of fiscal 2009 increased to $0.04 from $0.01 for the first six months of fiscal 2008.
Commenting on the results, Robert Dick, Chairman of the Board of Synergetics USA, Inc., stated, “We are relatively pleased with our performance this quarter versus the same period last year as the Company continues to improve operational efficiencies and deliver realistic revenue growth. We are also excited by the addition of David Hable to our executive team, as his extensive industry experience will prove invaluable to our continued progress. In the midst of these challenging times, we are encouraged by our continued sales growth, but we remain cognizant of persistent economic stress in our industry as we plan for our future. While we accomplished most of our Operating Plan objectives for the first six months of fiscal 2009, we anticipate new challenges in the next six months of our Plan. We are focused on the continued implementation of lean manufacturing, material requirements planning, cost savings programs and other infrastructure improvements. As always, our research and development team continues to foster innovation and cutting edge technologies.”
David M. Hable, President and Chief Executive Officer of Synergetics USA, Inc., commented, “Since joining Synergetics on January 29th, it has been a pleasure to watch this talented team pull together a great quarter. As the second quarter results reflect, the Company has employed valuable foresight and execution in order to drive top line growth, increase profitability and achieve greater overall operational efficiency. It is a pleasure to join such a dynamic organization and, as CEO, I am dedicated to furthering these initiatives as we continue on our growth path.”

Conference Call Information:
Synergetics USA, Inc. will host a conference call on Tuesday, March 17, 2009 at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 446-2782, confirmation code 23981248. For callers outside the U.S., the number is (847) 413-3235. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. An audio replay will be available the following business day at http://www.synergeticsusa.com.
About Synergetics USA, Inc.
Synergetics USA, Inc. is a medical device company focused on microsurgery. Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments, accessories and disposables of the highest quality in order to assist and enable microsurgeons around the world to provide a better quality of life for their patients. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the microscopic delivery of laser energy, ultrasound, electrosurgery, illumination and irrigation, often delivered in multiple combinations.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2008, as updated from time to time in our filings with the Securities and Exchange Commission.
Financial Highlights

	For the three months ended
	February 3, 2009	January 31, 2008	Percentage Change
	(in thousands, except share and per share data)
Net sales	$13,652	$11,636	17.3%
Cost of goods sold	5,811	4,882	19.0%
Gross profit	7,841	6,754	16.1%
Gross profit margin	57.4%	58.0%	(1.0%)
Selling and marketing expenses	3,940	3,275	20.3%
General and administrative expenses	2,140	2,549	(16.0%)
Research and development expenses	854	697	22.5%
Operating income	907	233	289.3%
Other expense	(226)	(304)	(25.7%)
Provision (benefit) for income taxes	292	(17)	N/M
Net income (loss)	$389	$(54)	N/M
Basic income per share	$0.02	$0.00	N/M
Diluted income per share	$0.02	$0.00	N/M
Common shares outstanding:
Basic	24,451,904	24,312,930
Diluted	24,459,568	24,387,064

	For the six months ended
	February 3, 2009	January 31, 2008	Percentage Change
	(in thousands, except share and per share data)
Net sales	$25,898	$22,106	17.2%
Cost of goods sold	10,977	8,826	24.4%
Gross profit	14,921	13,280	12.4%
Gross profit margin	57.6%	60.1%	(4.2%)
Selling and marketing expenses	7,183	6,327	13.5%
General and administrative expenses	4,162	4,788	(13.1%)
Research and development expenses	1,506	1,147	31.3%
Operating income	2,070	1,018	103.3%
Other expense	(402)	(543)	(26.0%)
Provision for income taxes	617	132	367.4%
Net income	$1,051	$343	206.4%
Basic income per share	$0.04	$0.01	300.0%
Diluted income per share	$0.04	$0.01	300.0%
Common shares outstanding:
Basic	24,446,561	24,304,800
Diluted	24,457,399	24,411,689

	February 3, 2009	July 31, 2008
Cash and cash equivalents	$349	$500
Accounts receivable, net	8,427	8,593
Inventories	16,770	14,568
Total current assets	27,099	24,549
Total assets	60,544	58,396
Total current liabilities	13,650	11,865
Total long-term liabilities	9,358	10,174
Stockholders’ Equity	$37,536	$36,357

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